SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement, dated as of September 26, 2011 (this “Agreement”) by and among Singapore Volition Pte Limited, a Singapore registered company (“Volition”), the shareholders of Volition set forth on Schedule I hereto (the “Volition Shareholders”), Standard Capital Corporation, a Delaware corporation (“SNDC”), and the controlling stockholders of SNDC set forth on Schedule II hereto (the “SNDC Controlling Stockholders”).

WHEREAS, the Volition Shareholders own 100% of the issued and outstanding common shares of Volition (such shares being hereinafter referred to as the “Volition Shares”); and

WHEREAS, (i) the Volition Shareholders and Volition believe it is in their respective best interests for the Volition Shareholders to exchange 6,908,652 (100%) Volition Shares for 6,908,652 newly-issued shares of common stock, $0.001 par value per share, of SNDC (such shares being hereinafter referred to as the “SNDC Shares”); and (ii) SNDC believes it is in its best interest and the best interest of its stockholders to acquire the Volition Shares in exchange for the SNDC Shares, all upon the terms and subject to the conditions set forth in this Agreement (the “Share Exchange”); and

WHEREAS, it is the intention of the parties that: (i) the Share Exchange shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) the Share Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement (the “Securities Act”); and

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

EXCHANGE OF VOLITION SHARES FOR SNDC SHARES

Section 1.1  Agreement to Exchange Volition Shares for SNDC Shares. On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, the Volition Shareholders shall assign, transfer, convey and deliver the Volition Shares to SNDC.  In consideration and exchange for the Volition Shares, SNDC shall issue, transfer, convey and deliver the SNDC Shares to the Volition Shareholders.

Section 1.2  Closing and Actions at Closing. The closing of the Share Exchange (the “Closing”) shall take place remotely via the exchange of documents and signatures at 10:00 a.m. Pacific Time on the day the conditions to closing set forth in Articles V and VI herein have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing (the “Closing Date”).

Section 1.3  Directors of SNDC at Closing Date. On the Closing Date, Alexander B. Magallano and B. Gordon Brooke, the current directors of SNDC, shall resign from the board of directors of SNDC (the “SNDC Board”) and the appointment of Cameron Reynolds, Dr. Martin Faulkes, Dr. Satu Vainikka, Guy Archibald Innes, Dr. Alan Colman and Kevin John Alexander to the SNDC Board shall become effective.

Section 1.4  Officers of SNDC at Closing Date. On the Closing Date, Alexander B. Magallano, Rudy Beloy Perez, and B. Gordon Brooke shall each resign from each officer position held at SNDC and immediately thereafter, the SNDC Board shall appoint Cameron Reynolds to serve as President and Chief Executive Officer; Malcolm Lewin to serve as Chief Financial Officer and Treasurer; and Rodney Gerard Rootsaert as Secretary.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SNDC

SNDC represents, warrants and agrees that all of the statements in the following subsections of this Article II are true and complete as of the date hereof.

Section 2.1  Corporate Organization

A.  SNDC is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite corporate power and authority to own its properties and assets and governmental licenses, authorizations, consents and approvals to conduct its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its activities makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect on the activities, business, operations, properties, assets, condition or results of operation of SNDC. “Material Adverse Effect” means, when used with respect to SNDC, any event, occurrence, fact, condition, change or effect, which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or operating results of SNDC, or materially impair the ability of SNDC to perform its obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement; or (ii) changes in the U.S. securities markets generally.

B.  Copies of the Certificate of Incorporation and Bylaws of SNDC with all amendments thereto, as of the date hereof (the “SNDC Charter Documents”), have been furnished to Volition, and such copies are accurate and complete as of the date hereof. The minute books of SNDC are current as required by law, contain the minutes of all meetings of the SNDC Board and stockholders of SNDC from its date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the SNDC Board and stockholders of SNDC. SNDC is not in violation of any of the provisions of the SNDC Charter Documents.

Section 2.2  Capitalization of SNDC.

A.  The authorized capital stock of SNDC consists of 200,000,000 shares authorized as common stock, par value $0.001, of which 1,212,000 shares of common stock are issued and outstanding, immediately prior to this Share Exchange, subject to and conditioned upon the consummation of the actions described in Sections 5.2 and 5.3.

B.  All of the issued and outstanding shares of common stock of SNDC immediately prior to this Share Exchange are, and all shares of common stock of SNDC when issued in accordance with the terms hereof will be, duly authorized, validly issued, fully paid and non-assessable, will have been issued in compliance with all applicable U.S. federal and state securities laws and state corporate laws, and will have been issued free of preemptive rights of any security holder. Except with respect to securities to be issued in connection with the Share Exchange and to the Volition Shareholders pursuant to the terms hereof, as of the date of this Agreement there are no outstanding or authorized options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire or receive any shares of SNDC’s capital stock, nor are there or will there be any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights, pre-emptive rights or rights of first refusal with respect to SNDC or any common stock, or any voting trusts, proxies or other agreements, understandings or restrictions with respect to the voting of SNDC’s capital stock. There are no registration or anti-dilution rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which SNDC is a party or by which it is bound with respect to any equity security of any class of SNDC. SNDC is not a party to, and it has no knowledge of, any agreement restricting the transfer of any shares of the capital stock of SNDC.  The issuance of all of the shares of SNDC described in this Section 2.2 have been, or will be, as applicable, in compliance with U.S. federal and state securities laws and state corporate laws and no stockholder of SNDC has any right to rescind or bring any other claim against SNDC for failure to comply with the Securities Act, or state securities laws.

C.  There are no outstanding contractual obligations (contingent or otherwise) of SNDC to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, SNDC or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other person.

Section 2.3 Outstanding and Future Issuances of Warrants of Volition.  SNDC understands and acknowledges that, as of the date of this Agreement, there are 750,000 outstanding and unexercised warrants of Volition.  Further,

SNDC understands and acknowledges that, subject to the Closing and consummation of the transactions contemplated by this Agreement, Volition intends to issue an additional 900,000 warrants to affiliates of Volition through a stock incentive plan.

Section 2.4  Outstanding Agreements of Volition.  SNDC understands and acknowledges that Volition is a party to a Share Purchase Agreement (the “Purchase Agreement”) with ValiRx PLC, a registered company of England and Wales (“ValiRx”) dated October 25, 2010 and subsequently amended on June 9, 2011, pursuant to which Volition shall purchase all shares held by ValiRx in ValiBio SA, a Belgium company (“ValiBio”).  In exchange for the ValiBio shares, Volition shall issue stock with a value of USD $1,110,000 in either Volition or, following the Closing and the consummation of the transactions contemplated by this Agreement, in VolitionRX Limited, to ValiRx, in accordance with the terms and provisions of the Purchase Agreement.

Section 2.5  Subsidiaries and Equity Investments. SNDC does not directly or indirectly own any capital stock or other securities of, or any beneficial ownership interest in, or hold any equity or similar interest, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture or other company, person or other entity.

Section 2.6 Authorization, Validity and Enforceability of Agreements. SNDC has all corporate power and authority to execute and deliver this Agreement and all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by SNDC and the consummation by SNDC of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of SNDC, and no other corporate proceedings on the part of SNDC are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the valid and legally binding obligation of SNDC and is enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally. SNDC does not need to give any notice to, make any filings with, or obtain any authorization, consent or approval of any government or governmental agency or other person in order for it to consummate the transactions contemplated by this Agreement, other than filings that may be required or permitted under states securities laws, the Securities Act and/or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) resulting from the issuance of the SNDC Shares or securities in connection with the Share Exchange.

Section 2.7  No Conflict or Violation. Neither the execution and delivery of this Agreement by SNDC, nor the consummation by SNDC of the transactions contemplated hereby will: (i) contravene, conflict with, or violate any provision of the SNDC Charter Documents; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court, administrative panel or other tribunal to which SNDC is subject; (iii) conflict with, result in a breach of, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which SNDC is a party or by which it is bound, or to which any of its assets or properties are subject; or (iv) result in or require the creation or imposition of any encumbrance of any nature upon or with respect to any of SNDC’s assets, including without limitation, the SNDC Shares.

Section 2.8  Agreements. Except as disclosed on documents filed with the Securities and Exchange Commission (the “Commission”), SNDC is not a party to or bound by any contracts, including, but not limited to, any:

A.  employment, advisory or consulting contract;

B.  plan providing for employee benefits of any nature, including any severance payments;

C.  lease with respect to any property or equipment;

D.  contract, agreement, understanding or commitment for any future expenditure in excess of $5,000 in the aggregate;

E.  contract or commitment pursuant to which it has assumed, guaranteed, endorsed, or otherwise become liable for any obligation of any other person, entity or organization; or

F.  agreement with any person relating to the dividend, purchase or sale of securities, that has not been settled by the delivery or payment of securities when due, and which remains unsettled upon the date of this Agreement, except with respect to the SNDC Shares or the securities to be issued pursuant to this Agreement.

SNDC has provided to Volition prior to the date of this Agreement, true, correct and complete copies of each contract (whether written or oral), including each amendment, supplement and modification thereto (the “SNDC Contracts”).  SNDC shall satisfy all liabilities due under the SNDC Contracts as of the date of Closing.  All such liabilities shall be satisfied or released at or prior to Closing.  Any amounts accrued post-Closing shall be the sole responsibility of Volition.

Section 2.9  Litigation. There is no action, suit, proceeding or investigation (“Action”) pending or, to the knowledge of SNDC, currently threatened against SNDC or any of its affiliates, that may affect the validity of this Agreement or the right of SNDC to enter into this Agreement or to consummate the transactions contemplated hereby or thereby. There is no Action pending or, to the knowledge of SNDC, currently threatened against SNDC or any of its affiliates, before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against SNDC or any of its affiliates. Neither SNDC nor any of its affiliates is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no Action by SNDC or any of its affiliates relating to SNDC currently pending or which SNDC or any of its affiliates intends to initiate.

Section 2.10  Compliance with Laws. SNDC has been and is in compliance with, and has not received any notice of any violation of any, applicable law, order, ordinance, regulation or rule of any kind whatsoever, including without limitation the Securities Act, the Exchange Act, the applicable rules and regulations of the SEC or the applicable securities laws and rules and regulations of any state.

Section 2.11  Financial Statements; SEC Filings.

A.  SNDC’s financial statements (the “Financial Statements”) contained in its periodic reports filed with the SEC have been prepared in accordance with generally accepted accounting principles applicable in the United States of America (“U.S. GAAP”) applied on a consistent basis throughout the periods indicated, except that those Financial Statements that are not audited do not contain all footnotes required by U.S. GAAP. The Financial Statements fairly present the financial condition and operating results of SNDC as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. SNDC has no material liabilities (contingent or otherwise). SNDC is not a guarantor or indemnitor of any indebtedness of any other person, entity or organization. SNDC maintains a standard system of accounting established and administered in accordance with U.S. GAAP.

B.  SNDC has timely made all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act (the “Public Reports”). Each of the Public Reports has complied in all material respects with the applicable provisions of the Securities Act, the Exchange Act, and the Sarbanes/Oxley Act of 2002 (the “Sarbanes/Oxley Act”) and/or regulations promulgated thereunder. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading. There is no event, fact or circumstance that would cause any certification signed by any officer of SNDC in connection with any Public Report pursuant to the Sarbanes/Oxley Act to be untrue, inaccurate or incorrect in any respect. There is no revocation order, suspension order, injunction or other proceeding or law affecting the trading of SNDC’s common stock, it being acknowledged that none of SNDC’s securities are approved or listed for trading on any exchange or quotation system.

Section 2.12  Books, Financial Records and Internal Controls. All the accounts, books, registers, ledgers, SNDC Board minutes and financial and other records of whatsoever kind of SNDC have been fully, properly and accurately kept and completed; there are no material inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and legal position of SNDC. SNDC maintains a system of internal accounting controls sufficient, in the judgment of SNDC, to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

Section 2.13  Employee Benefit Plans. SNDC does not have any “Employee Benefit Plan” as defined in the U.S. Employee Retirement Income Security Act of 1974 or similar plans under any applicable laws.

Section 2.14  Tax Returns, Payments and Elections. SNDC has filed all Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including, without limitation, estimated tax returns and reports and material information returns and reports) (“Tax Returns”) required pursuant to applicable law to be filed with any Tax Authority (as defined below). All such Tax Returns are accurate, complete and correct in all material respects, and SNDC has timely paid all Taxes due and adequate provisions have been and are reflected in SNDC’s Financial Statements for all current taxes and other charges to which SNDC is subject and which are not currently due and payable. None of SNDC’s federal income tax returns have been audited by the Internal Revenue Service. SNDC has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against SNDC for any period, nor of any basis for any such assessment, adjustment or contingency. SNDC has withheld or collected from each payment made to each of its employees, if applicable, the amount of all Taxes (including, but not limited to, U.S. income taxes and other foreign taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax Authority. For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, (x) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any U.S., local or foreign governmental authority or regulatory body responsible for the imposition of any such tax (domestic or foreign) (a “Tax Authority”), (y) any liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof, and (z) any liability for the payment of any amounts of the type described in (x) or (y) as a result of any express or implied obligation to indemnify any other person.

Section 2.15  No Debt Obligations. Upon the Closing Date, SNDC will have no debt, obligations or liabilities of any kind whatsoever other than with respect to the transactions contemplated hereby. SNDC is not a guarantor of any indebtedness of any other person, entity or corporation.

Section 2.16  No Broker Fees. No brokers, finders or financial advisory fees or commissions will be payable by or to SNDC or any of their affiliates with respect to the transactions contemplated by this Agreement.

Section 2.17  No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or anticipated by SNDC to arise, between SNDC and any accountants and/or lawyers formerly or presently engaged by SNDC. SNDC is current with respect to fees owed to its accountants and lawyers.

Section 2.18 Disclosure. This Agreement and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of SNDC in connection with the transactions contemplated by this Agreement do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 2.19 Absence of Undisclosed Liabilities. Since the date of the filing of its Quarterly Report on Form 10-Q for the quarter ended May 31, 2011, except as specifically disclosed in the Public Reports: (A) there has been no event, occurrence or development that has resulted in or could result in a Material Adverse Effect; (B) SNDC has not incurred any liabilities, obligations, claims or losses, contingent or otherwise, including debt obligations, other than professional fees; (C) SNDC has not declared or made any dividend or distribution of cash or property to its shareholders, purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, or issued any equity securities other than with respect to transactions contemplated hereby; (D) SNDC has not made any loan, advance or capital contribution to or investment in any person or entity; (E) SNDC has not discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business; (F) SNDC has not suffered any substantial losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business; and (G) except for the Share Exchange, SNDC has not entered into any other transaction other than in the ordinary course of business, or entered into any other material transaction, whether or not in the ordinary course of business.

Section 2.20  No Integrated Offering. SNDC does not have any registration statement pending before the Commission or currently under the Commission’s review and since the Closing Date, except as contemplated under this Agreement, SNDC has not offered or sold any of its equity securities or debt securities convertible into shares of common stock.

Section 2.21  Employees.

A.  SNDC has three employees, Alexander B. Magallano, Rudy Beloy Perez, and B. Gordon Brooke.

B.  Other than Alexander B. Magallano, Rudy Beloy Perez, and B. Gordon Brooke, SNDC does not have any other officers or directors. No director or officer of SNDC is a party to, or is otherwise bound by, any contract (including any confidentiality, non-competition or proprietary rights agreement) with any other person that in any way adversely affects or will materially affect (a) the performance of his or her duties as a director or officer of SNDC or (b) the ability of SNDC to conduct its business.

Section 2.22  No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to SNDC or its respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by SNDC but which has not been so publicly announced or disclosed. SNDC has not provided to Volition, or the Volition Shareholders, any material non-public information or other information which, according to applicable law, rule or regulation, was required to have been disclosed publicly by SNDC but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement and/or the Share Exchange.

Section 2.23 Disclosure. This Agreement and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of SNDC or the SNDC Controlling Stockholders in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 2.24  No Assets or Real Property. Except as set forth on the most recent Financial Statements, SNDC does not have any assets of any kind.  SNDC does not own or lease any real property.

Section 2.25  Interested Party Transactions.  Except as disclosed herein and in Commission filings, no officer, director or shareholder of SNDC or any affiliate or “associate” (as such term is defined in Rule 405 of the Commission under the Securities Act) of any such person or entity, has or has had, either directly or indirectly, (a) an interest in any person or entity which: (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by SNDC; or (ii) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish SNDC any goods or services; or (b) a beneficial interest in any contract or agreement to which SNDC is a party or by which it may be bound or affected.

Section 2.26   Intellectual Property. Except as in documents filed with the Commission, SNDC does not own, use or license any intellectual property in its business as presently conducted.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF VOLITION

Volition represents, warrants and agrees that all of the statements in the following subsections of this Article III, pertaining to Volition, are true and complete as of the date hereof.

Section 3.1  Incorporation.  Volition is a company duly incorporated, validly existing, and in good standing under the laws of Singapore and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Volition’s Memorandum and Articles of Association or Bylaws.  Volition has taken all actions required by law, its Memorandum and Articles of Association or Bylaws, or otherwise to authorize the execution and delivery of this Agreement.  Volition has full power, authority, and legal capacity and has taken all action required by law, its Memorandum and Articles of Association or Bylaws, and otherwise to consummate the transactions herein contemplated.

Section 3.2  Authorized Shares.  There is no limit on the number of shares Volition is authorized to issue.  Volition may issue as many shares and it desires so long as it has obtained requisite approval pursuant to the Singapore Companies Act.  The Volition Shares have no par value.  As of the date of this Agreement, there are 6,908,652 shares of common stock issued and outstanding.  The issued and outstanding shares are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.  As of the date of this Agreement, there are 750,000 outstanding and unexercised warrants of Volition.

Section 3.3  Subsidiaries and Predecessor Corporations.   Volition has two subsidiaries, Belgian Volition SA, a Belgium registered company (“Belgian Volition”), and HyperGenomics Pte Limited, a Singapore registered company (“HyperGenomics”).  Volition owns 99.9% of the issued and outstanding shares of Belgian Volition and 100% of the issued and outstanding shares of HyperGenomics.

Section 3.4  Financial Statements. Volition has kept all books and records since inception and such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The balance sheets are true and accurate and present fairly as of their respective dates the financial condition of Volition.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Volition had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Volition, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles.

Volition has duly and punctually paid all governmental fees and taxation which it has become liable to pay and has duly allowed for all taxation reasonably foreseeable and is under no liability to pay any penalty or interest in connection with any claim for governmental fees or taxation and Volition has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all governmental fees and taxation.

The books and records, financial and otherwise, of Volition are, in all material aspects, complete and correct and have been maintained in accordance with good business and accounting practices.

All of Volition’s assets are reflected on its financial statements, and Volition has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 3.5  Information. The information concerning Volition set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 3.6  Absence of Certain Changes or Events. As of the date of this Agreement, (a) there has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of Volition; and (b) Volition has not: (i) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (ii) made any material change in its method of management, operation or accounting;

(iii) entered into any other material transaction other than sales in the ordinary course of its business; or (iv) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees.

Section 3.7  Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of Volition after reasonable investigation, threatened by or against  Volition or affecting Volition or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  Volition does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

Section 3.8  No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which Volition is a party or to which any of its assets, properties or operations are subject.

Section 3.9  Compliance With Laws and Regulations. To the best of its knowledge, Volition has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Volition or except to the extent that noncompliance would not result in the occurrence of any material liability for Volition.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 3.10  Approval of Agreement. The Board of Directors of Volition has authorized the execution and delivery of this Agreement by Volition and has approved this Agreement and the transactions contemplated hereby.

Section 3.11 Valid Obligation. This Agreement and all agreements and other documents executed by Volition in connection herewith constitute the valid and binding obligation of Volition, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF VOLITION SHAREHOLDERS

The Volition Shareholders hereby represent and warrant to SNDC:

Section 4.1 Authority. The Volition Shareholders have the right, power, authority and capacity to execute and deliver this Agreement to which the Volition Shareholders are each a party, to consummate the transactions contemplated by this Agreement to which the Volition Shareholders are each a party, and to perform the Volition Shareholders’ obligations under this Agreement to which the Volition Shareholders are each a party. This Agreement has been duly and validly authorized and approved, executed and delivered by the Volition Shareholders. Assuming this Agreement has been duly and validly authorized, executed and delivered by the parties thereto other than the Volition Shareholders, this Agreement is duly authorized, executed and delivered by the Volition Shareholders and constitutes the legal, valid and binding obligations of the Volition Shareholders, enforceable against the Volition Shareholders in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

Section 4.2  No Conflict. Neither the execution or delivery by the Volition Shareholders of this Agreement to which the Volition Shareholders are each a party nor the consummation or performance by the Volition Shareholders of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the organizational documents of the Volition Shareholders (if the Volition Shareholders are not natural persons); (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which the Volition Shareholders are a party or by which the properties or assets of the Volition Shareholders are bound; or (c) contravene, conflict with, or result in a violation of, any law or order to which the Volition Shareholders, or any of the properties or assets of the Volition Shareholders, may be subject.

Section 4.3  Litigation. There is no pending Action against the Volition Shareholders that involves the Volition Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement or the business of Volition and, to the knowledge of the Volition Shareholders, no such Action has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Action.

Section 4.4  Acknowledgment. The Volition Shareholders understand and agree that the SNDC Shares to be issued pursuant to this Agreement have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the SNDC Shares is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering or Regulation D promulgated thereunder or Regulation S for offers and sales of securities outside the U.S.

Section 4.5  Stock Legends. The Volition Shareholders hereby agree with SNDC as follows:

A.  Legend. The certificates evidencing the SNDC Shares issued to the Volition Shareholders will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (3) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROVISIONS OF REGULATION S HAVE BEEN SATISFIED.

B.  Other Legends. The certificates representing such SNDC Shares, and each certificate issued in transfer thereof, will also bear any other legend required under any applicable law, including, without limitation, any U.S. state corporate and state securities law, or contract.

C.  Opinion. The Volition Shareholders shall not transfer any or all of the SNDC Shares pursuant to Rule 144, under the Securities Act, Regulation S or absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of the SNDC Shares, without first providing SNDC with an opinion of counsel (which counsel and opinion are reasonably satisfactory to the SNDC) to the effect that such transfer will be made in compliance with Rule 144, under the Securities Act, Regulation S or will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities laws.

Section 4.6  Ownership of Shares. The Volition Shareholders are both the record and beneficial owner of the Volition Shares. The Volition Shareholders are not the record or beneficial owner of any other shares of Volition. The Volition Shareholders have and shall transfer at the Closing, good and marketable title to the Volition Shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever, excepting only restrictions on future transfers imposed by applicable law.

Section 4.7  Pre-emptive Rights. Subject at Closing, the Volition Shareholders have no pre-emptive rights or any other rights to acquire any shares of Volition that have not been waived or exercised.

Section 4.8 Investors.  The Volition Shareholders receiving shares of SNDC pursuant to this Agreement are: (a) an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act; (b) a non-accredited investor who is a sophisticated person within the meaning of Rule 506(b)(2)(ii) of Regulation D promulgated under the Securities Act; or (c) an exempt investor in accordance with the provisions of Regulation S promulgated under the Securities Act.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF VOLITION AND THE VOLITION SHAREHOLDERS

The obligations of Volition to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Volition and the Volition Shareholders at their sole discretion:

Section 5.1  Representations and Warranties of SNDC. All representations and warranties made by SNDC in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case, subject to the limitations applicable to the particular date or period, they will be true and correct in all material respects on and as of the Closing Date with respect to such date or period.

Section 5.2  Cancellation of SNDC Shares.  Of the 2,285,000 shares of common stock of SNDC issued and outstanding as of September 23, 2011, Alexander B. Magallano, B. Gordon Brooke, Rudy Beloy Perez and Johnson Lonappan shall irrevocably cancel a total of 265,000 restricted shares of common stock of SNDC prior to the Closing Date.  Following the cancellation of the 265,000 restricted shares, there shall be 2,020,000 issued and outstanding shares of common stock of SNDC.  Evidence of such cancellation shall be delivered to Volition.

Section 5.3  Reverse Stock Split of SNDC.  Prior to the Closing Date, SNDC shall complete a 0.6-for-1 reverse stock split of the 2,020,000 shares of common stock of SNDC issued and outstanding following the cancellation of shares as described above in Section 5.2.  As a result, the 2,020,000 shares of SNDC then issued and outstanding shall represent 1,212,000 shares of SNDC following the reverse stock split.  Evidence of the completion of the reverse stock split shall be delivered to Volition.

Section 5.4  Agreements and Covenants. SNDC shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Closing Date.

Section 5.5  Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 5.6  No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of SNDC shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 5.7  Other Closing Documents. Volition shall have received such certificates, instruments and documents in confirmation of the representations and warranties of SNDC, SNDC’s performance of its obligations hereunder, and/or in furtherance of the transactions contemplated by this Agreement as the Volition Shareholders and/or their counsel may reasonably request.

Section 5.8  Documents. SNDC must have caused the following documents to be delivered to Volition:

A.  share certificates evidencing the SNDC Shares registered in the name of the Volition Shareholders;

B.  a Secretary’s Certificate, dated the Closing Date, certifying attached copies of (A) the SNDC Charter Documents, (B) the resolutions of the SNDC Board approving this Agreement and the transactions contemplated hereby and thereby; and (C) the incumbency of each authorized officer of SNDC signing this Agreement to which SNDC is a party;

C.  an Officer’s Certificate, dated the Closing Date, certifying as to Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.6 and 5.9;

D.  a Certificate of Good Standing of SNDC, dated as of a date not more than five business days prior to the Closing Date;

E.  this Agreement duly executed;

F.  the resignations of Alexander Magallano, B. Gordon Brooke and Rudy Beloy Perez as officers and directors of SNDC as of the Closing Date;

G.  the amendment of the Certificate of Incorporation to change its name to VolitionRX Limited and

H. such other documents as Volition or the Volition Shareholders may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of SNDC, (B) evidencing the performance of, or compliance by SNDC with any covenant or obligation required to be performed or complied with by SNDC, (C) evidencing the satisfaction of any condition referred to in this Article V, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 5.9  No Material Adverse Effect.  There shall not have been any event, occurrence or development that has resulted in or could result in a Material Adverse Effect on or with respect to SNDC.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF SNDC

The obligations of SNDC to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by SNDC in its sole discretion:

Section 6.1  Representations and Warranties of Volition and the Volition Shareholders. All representations and warranties made by Volition and the Volition Shareholders on behalf of themselves individually in this Agreement shall be true and correct on and as of the Closing Date except insofar as the representation and warranties relate expressly and solely to a particular date or period, in which case, subject to the limitations applicable to the particular date or period, they will be true and correct in all material respects on and as of the Closing Date with respect to such date or period.

Section 6.2 Approval by Majority Consent.  The holders of at least a majority (51%) of the outstanding shares of common stock of Volition must approve this Agreement by written consent, in accordance with the requirements of the Singapore Companies Act, prior to the Closing Date.

Section 6.3  Agreements and Covenants. Volition and the Volition Shareholders shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

Section 6.4  Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 6.5  No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of Volition shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 6.6  Other Closing Documents. SNDC shall have received such certificates, instruments and documents in confirmation of the representations and warranties of Volition and the Volition Shareholders, the performance of Volition and the Volition Shareholders’ respective obligations hereunder and/or in furtherance of the transactions contemplated by this Agreement as SNDC or its counsel may reasonably request.

Section 6.7  Documents. Volition and the Volition Shareholders must deliver to SNDC at the Closing:

A.  share certificates evidencing the number of Volition Shares, along with executed share transfer forms transferring such Volition Shares to SNDC;

B.  this Agreement to which the Volition and the Volition Shareholders are each a party, duly executed; and

C.  such other documents as SNDC may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of Volition and the Volition Shareholders, (B) evidencing the performance of, or compliance by Volition and the Volition Shareholders with, any covenant or obligation required to be performed or complied with by Volition and the Volition Shareholders, as the case may be, (C) evidencing the satisfaction of any condition referred to in this Article VI, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 6.8  No Claim Regarding Stock Ownership or Consideration. There must not have been made or threatened by any Person, any claim asserting that such Person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the Volition Shares, or any other stock, voting, equity, or ownership interest in, Volition, or (b) is entitled to all or any portion of the SNDC Shares.

ARTICLE VII

POST-CLOSING AGREEMENTS

Section 7.1  SEC Documents. From and after the Closing Date, in the event the SEC notifies SNDC of its intent to review any Public Report filed prior to the Closing Date or SNDC receives any oral or written comments from the SEC with respect to any Public Report filed prior to the Closing Date, SNDC shall promptly notify the SNDC Controlling Stockholders and the SNDC Controlling Stockholders shall reasonably cooperate with SNDC in responding to any such oral or written comments.

ARTICLE VIII

SURVIVAL AND INDEMNIFICATION

Section 8.1 Survival of Provisions. The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall expire on the first day of the one-year anniversary of the Closing Date (the “Survival Period”). The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

Section 8.2  Indemnification.

A.  Indemnification Obligations in favor of the SNDC Controlling Stockholders. From and after the Closing Date until the expiration of the Survival Period, Volition shall reimburse and hold harmless the SNDC Controlling Stockholders (such person and his heirs, executors, administrators, agents, successors and assigns is referred to herein as a “SNDC Indemnified Party”) against and in respect of any and all damages, losses, settlement payments, in respect of deficiencies, liabilities, costs, expenses and claims suffered, sustained, incurred or required to be paid by any SNDC Indemnified Party, and any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other procedures or investigation against any SNDC Indemnified Party, which arises or results from a third-party claim brought against a SNDC Indemnified Party to the extent based on a breach of the representations and warranties with respect to the business, operations or assets of Volition. All claims of SNDC pursuant to this Section 8.2 shall be brought by the SNDC Controlling Stockholders on behalf of SNDC and those Persons who were stockholders of SNDC immediately prior to the Closing Date.  In no event shall any such indemnification payments exceed $100,000 in the aggregate from Volition.   No claim for indemnification may be brought under this Section 8.2(A) unless all claims for indemnification, in the aggregate, total more than $10,000.

B.  Indemnification Obligations in favor of Volition and the Volition Shareholders. From and after the Closing Date until the expiration of the Survival Period, the SNDC Controlling Stockholders shall indemnify and hold harmless Volition, the Volition Shareholders, and their respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may “control” (within the meaning of the Securities Act) any of the forgoing persons or entities (hereinafter referred to individually as a “Volition Indemnified Person”) from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees, (collectively, “Damages”) arising out of: (i) any breach of representation or warranty made by SNDC or the SNDC Controlling Stockholders in this Agreement, and in any certificate delivered by SNDC or the SNDC Controlling Stockholders pursuant to this Agreement; (ii) any breach by SNDC or the SNDC Controlling Stockholders of any covenant, obligation or other agreement made by SNDC or the SNDC Controlling Stockholders in this Agreement; and (iii) a third-party claim based on any acts or omissions by SNDC or the SNDC Controlling Stockholders. In no event shall any such indemnification payments exceed $100,000 in the aggregate from the SNDC Controlling Stockholders.  No claim for indemnification may be brought under this Section 8.2(B) unless all claims for indemnification, in the aggregate, total more than $10,000.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1  Publicity. No party shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by law. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

Section 9.2  Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 9.3  Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 9.4  Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) or facsimile to the parties at the following addresses:

If to Volition or the Volition Shareholders, to:

Singapore Volition Pte Limited

150 Orchard Road

Orchard Plaza 08-02

Singapore 238841

Attn: Cameron Reynolds, Chief Executive Officer

With a copy to (which copy shall not constitute notice):

Carrillo Huettel, LLP

3033 Fifth Avenue, Suite 400

San Diego, CA 92103

If to SNDC or the SNDC Controlling Stockholders, to:

Standard Capital Corporation

557 M. Almeda Street

Metro Manila, Philippines

Attn: Alexander B. Magallano, Chief Executive Officer

With a copy to (which copy shall not constitute notice):

Standard Capital Corporation

c/o Carrillo Huettel, LLP

3033 Fifth Avenue, Suite 400

San Diego, CA 92103

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 9.4 are concerned unless notice of such change shall have been given to such other party hereto as provided in this Section 9.4.

Section 9.5  Entire Agreement. This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 9.6  Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 9.7  Titles and Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 9.8  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Fax and PDF copies shall be considered originals for all purposes.

Section 9.9  Convenience of Forum; Consent to Jurisdiction. The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of Delaware, and/or the U.S. District Court for Delaware, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 9.4.

Section 9.10  Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.11  Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware without giving effect to the choice of law provisions thereof.

Section 9.12  Amendments and Waivers. Except as otherwise provided herein, no amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

[REST OF PAGE DELIBERATELY LEFT BLANK]

[SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SINGAPORE VOLITION PTE LIMITED (“VOLITION”)

/s/ Cameron Reynolds

Name:  Cameron Reynolds

Title:  Chief Executive Officer

STANDARD CAPITAL CORPORATION (“SNDC”)

/s/ Alexander B. Magallano

Name: Alexander B. Magallano

Title: Chief Executive Officer & President

SNDC CONTROLLING STOCKHOLDERS

/s/ Bessy Jacob

Name: Bessy Jacob

/s/ Kamaladevi M.

Name: Kamaladevi M.

/s/ Thankamani Raveendran

Name: Thankamani Raveendran

/s/ Sasi Pappu

Name: Sasi Pappu

/s/ Kalyani Velayudhan

Name: Kalyani Velayudhan

/s/ Kunjuvareeth Ouseph

Name: Kunjuvareeth Ouseph

/s/ Varghese Pailoth

Name: Varghese Pailoth

/s/ Ranjith P. Poul

Name: Ranjith P. Poul

/s/ Gopalan Achari

Name: Gopalan Achari

/s/ Lissy Thomas

Name: Lissy Thomas

/s/ Sarada Gopalan

Name: Sarada Gopalan

/s/ Maheswara Menon

Name: Maheswara Menon

/s/ Leena George

Name: Leena George

/s/ Seethadevi Unnikrishnan

Name: Seethadevi Unnikrishnan

/s/ Mary Varghese

Name: Mary Varghese

/s/ Nisha Raveendran

Name: Nisha Raveendran

/s/ Midunkumar Unnikrishnan

Name: Midunkumar Unnikrishnan

/s/ Raveendran Velayudhan

Name: Raveendran Velayudhan

/s/ Annam Augusthy

Name: Annam Augusthy

/s/ Thomas Devassy

Name: Thomas Devassy

/s/ Kochannamma Kunjuvareeth

Name: Kochannamma Kunjuvareeth

/s/ Navin Raneendran

Name: Navin Raneendran